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EXHIBIT A

                                    AGREEMENT


         The undersigned, Congressional Securities, Inc. and David H. Zimmer, each having a place of business at 2 Martin Dale, Greenwich, CT, and each having beneficial ownership of the same shares of stock of Interface Systems, Inc., hereby agree to the filing of one Schedule 13D, pursuant to Securities Exchange Act Rule 13d-1, on behalf of both of them.


         IN WITNESS WHEREOF, this Agreement has been executed as of this 19th day of April, 2000.

                                   CONGRESSIONAL SECURITIES, INC.



                                   by /s/ David H. Zimmer
                                      --------------------------------------
                                          David H. Zimmer, President


                                      /s/ David H. Zimmer
                                      --------------------------------------
                                          David H. Zimmer, Individually